Exhibit 5.3

November 9, 2018

TransDigm UK Holdings plc

1301 East 9th Street, Suite 3000

Cleveland, Ohio 44114

Re:	Registration Statement on Form S-4 Filed by TransDigm UK Holdings plc Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as special Washington state counsel to TransDigm UK Holdings plc, a public limited company incorporated under the laws of England and Wales (“TransDigm”), TransDigm Group Incorporated, a Delaware corporation (“TDG”), TransDigm Inc., a Delaware corporation (“TDI”), and TDI’s subsidiaries AvtechTyee Inc., a Washington corporation (“AvtechTyee”), formerly known as Avtech Corporation, and Bridport-Air Carrier, Inc., a Washington corporation (“Bridport,” and together with AvtechTyee, the “Washington Subsidiaries”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $500,000,000 aggregate principal amount of registered 6.875% Senior Subordinated Notes due 2026 (the “Exchange Notes”) for an equal principal amount of unregistered 6.875% Senior Subordinated Notes due 2026 of TransDigm outstanding on the date hereof (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an indenture, dated as of May 8, 2018 (as amended, supplemented or otherwise modified, the “Indenture”), by and among TransDigm, TDI, TDG, the other guarantors a party thereto (including the Washington Subsidiaries) and The Bank of New York Mellon Trust Company, N.A., as trustee. The Outstanding Notes are, and the Exchange Notes will be, guaranteed on a joint and several basis by the guarantors (including the Washington Subsidiaries). Capitalized terms used herein and not separately defined shall have the meanings given to them in the Registration Statement.

A.	Documents and Matters Examined

In connection with this opinion letter, we have examined originals or copies of such documents, records, certificates of public officials and certificates of officers and representatives of TransDigm, TDI, TDG and/or the Washington Subsidiaries as we have considered necessary to provide a basis for the opinions expressed herein, including the following:

A-1	the Indenture;

A-2	the Articles of Incorporation and Bylaws of AvtechTyee, both as certified by the Secretary of AvtechTyee as in effect on the date hereof;

TransDigm UK Holdings plc

November 9, 2018

A-3	the Articles of Incorporation and Bylaws of Bridport, both as certified by the Secretary of Bridport as in effect on the date hereof;

A-4	the resolutions adopted by the Board of Directors of AvtechTyee on April 30, 2018;

A-5	the resolutions adopted by the Board of Directors of Bridport on April 30, 2018;

A-6	an Officer’s Certificate, as certified by the Secretary of Bridport, delivered to Perkins Coie LLP, dated as of the date hereof; and

A-7	an Officer’s Certificate, as certified by the Secretary of AvtechTyee, delivered to Perkins Coie LLP, dated as of the date hereof.

As to matters of fact material to the opinions expressed herein, we have relied on (a) information in the Certificate of Existence/Authorization of AvtechTyee, Inc. dated as of November 8, 2018 and the Certificate of Existence/Authorization of Bridport-Air Carrier, Inc. dated as of November 7, 2018 and issued by the Secretary of State of the State of Washington (and all opinions based on these documents are as of the date of such documents and not as of the date of this opinion letter) and (b) information provided in certificates of officers/representatives of TransDigm, TDI and TDG. We have not independently verified the facts so relied on.

B.	Assumptions

We have relied, without investigation, on the following assumptions:

B-1	Original documents reviewed by us are authentic, copies of original documents reviewed by us conform to the originals and all signatures on executed documents are genuine.

B-2	All individuals have sufficient legal capacity to perform their functions with respect to the Indenture and the Exchange Offer.

C.	Opinions

Based on the foregoing and subject to the qualifications and exclusions stated below, we express the following opinions:

C-1	Each of the Washington Subsidiaries is a corporation validly existing under Washington law.

TransDigm UK Holdings plc

November 9, 2018

C-2

As of the date of the Indenture, each of the Washington Subsidiaries (a) had all necessary corporate power to execute and deliver the Indenture, and (b) as of the date hereof, has all necessary corporate power to perform its obligations under the Indenture.

C-3	The Indenture has been duly authorized by all necessary corporate action on the part of each of the Washington Subsidiaries.

C-4	The execution and delivery of the Indenture on May 8, 2018 by the Washington Subsidiaries did not, and current performance of their obligations thereunder does not:

(a)

violate statutory laws that counsel exercising customary professional judgment would in our experience reasonably recognize as typically applicable to agreements similar to the Indenture and transactions similar to the Transaction; or

(b)	violate such party’s Articles of Incorporation or Bylaws.

D.	Qualifications; Exclusions

D-1

Except to the extent expressly noted to the contrary in this opinion letter, we express no opinion as to the following matters, or the effect, if any, that they may have on the opinions expressed herein:

(a)        federal securities laws and regulations administered by the Securities and Exchange Commission, state “blue sky” laws and regulations, the Investment Company Act, the Trust Indenture Act, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

(b)        the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, cities, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level), and judicial decisions to the extent that they deal with any of the foregoing;

(c)	fraudulent transfer and fraudulent conveyance laws; and

(d)	pension and employee benefit laws and regulations.

TransDigm UK Holdings plc

November 9, 2018

For purposes of expressing the opinions herein, we have examined the laws of the State of Washington and our opinions are limited to such laws. We have not reviewed, nor are our opinions in any way predicated on an examination of, the laws of any other jurisdiction, and we expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

The opinions expressed herein (a) are limited to matters expressly stated herein, and no other opinions may be implied or inferred, including that we have performed any actions in order to provide the legal opinions and statements contained herein other than as expressly set forth, and (b) are as of the date hereof (except as otherwise noted above). We disclaim any undertaking or obligation to update these opinions for events and circumstances occurring after the date hereof (including changes in law or facts, or as to facts relating to prior events that are subsequently brought to our attention), or to consider their applicability or correctness as to persons or entities other than the addressees.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, (the “Act”), or the related rules and regulations promulgated under the Act nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Act or the related rules and regulations promulgated thereunder. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Perkins Coie LLP